Exhibit 99.1

Vail Resorts Contacts:
Investor Relations: Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2018 First Quarter Results and Season Pass Results
BROOMFIELD, Colo. - December 7, 2017 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the first quarter of fiscal 2018 ended October 31, 2017 and provided season pass sales results and certain early ski season indicators.
Highlights

•
Net loss attributable to Vail Resorts, Inc. was $28.4 million for the first fiscal quarter of 2018 compared to a net loss attributable to Vail Resorts, Inc. of $62.6 million in the same period in the prior year. Fiscal 2018 first quarter net loss included a tax benefit of approximately $51.8 million (or $1.29 earnings per diluted share) related to employee exercises of equity awards, primarily attributable to the CEO’s exercise of expiring stock appreciation rights (SARs) during the quarter. This tax benefit is recorded in net income (loss) as a result of the adoption of revised accounting guidance related to employee stock compensation.

•
Resort Reported EBITDA loss was $54.1 million for the first fiscal quarter of 2018, which includes $0.7 million of acquisition and integration related costs and approximately $1.9 million of additional payroll taxes related to the CEO’s exercise of expiring SARs, compared to a Resort Reported EBITDA loss of $53.3 million in the same period in the prior year, which included $2.8 million of acquisition and integration related expenses.

•
Season pass sales through December 3, 2017 for the upcoming 2017/2018 North American ski season increased approximately 14% in units and 20% in sales dollars as compared to the period in the prior year through December 4, 2016, including Whistler Blackcomb and Stowe pass sales in both periods, adjusted to eliminate the impact of foreign currency by applying current period exchange rates to the prior period.

•	The Company reaffirmed its core operating guidance for fiscal year 2018, with certain adjustments related to the CEO’s exercise of expiring SARs and currency fluctuations.

•
The Company announced a transformational capital program at Whistler Blackcomb, with a new state-of-the-art gondola and two new high-speed chairlifts, and major improvements at Park City to the culinary experience and to family and beginner terrain.

Commenting on the Company’s fiscal 2018 first quarter results, Rob Katz, Chief Executive Officer, said, “Our first fiscal quarter historically operates at a loss given that our North American mountain resorts are not open for ski operations during the period. The quarter's results are primarily driven by winter operating results from Perisher and our North American resorts’ summer activities, dining, retail/rental and lodging operations, and administrative expenses.  Perisher performed very well in the first quarter with outstanding conditions in September that led to strong visitation and revenue growth across the business. Whistler Blackcomb’s robust summer business also performed well with strong performance in its world class mountain biking operations, summer activities and sightseeing. Our U.S. summer business was impacted, as expected, by the same operational challenges we noted last quarter, including the Heavenly Coaster closure due to damage from last winter and the delayed launch of Epic Discovery at Breckenridge, all of which were included in our fiscal 2018 guidance assumptions. Our lodging results for the first fiscal quarter were encouraging with revenue per available room (“RevPAR”) increasing 8.5% compared to the same period in the prior year. In particular, our properties in Colorado benefited from increased visitation to our resort communities and Grand Teton Lodge Company benefited from higher ancillary yields and 6% growth in average daily rate (“ADR”).”
Regarding Real Estate, Katz said, “Real Estate Reported EBITDA was a loss of $1.1 million for the first fiscal quarter, as compared to a gain of $5.1 million in the same period the prior year, which included $6.5 million of Real Estate Reported EBITDA related to the sale of a land parcel in Breckenridge. We remain in discussions with developers on a number of potential land sales at the base of our resorts.”
Katz continued, “Our balance sheet at quarter end remains very strong. We ended the quarter with $140.4 million of cash on hand, $95.0 million of borrowings under the revolver portion of our senior credit facility and total long-term debt, net (including long-term debt due within one year) of $1.3 billion. As of October 31, 2017, we had available borrowing capacity under the revolver component of our senior credit facility of $234.0 million. In addition, we had $127.1 million available under the revolver component of our Whistler Blackcomb credit facility. Our Net Debt was 2.0 times trailing twelve months Total Reported EBITDA, which includes $330.2 million of long-term capital lease obligations associated with the Canyons transaction. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts' common stock. The quarterly dividend will be $1.053 per share of common stock and will be payable on January 10, 2018 to shareholders of record on December 27, 2017.”

Moving on to early ski season indicators, Katz said, “Sales of our season passes continue to deliver outstanding results. As we approach the end of our selling period, season pass sales for the North American ski season are up approximately 14% in units and approximately 20% in sales dollars through December 3, 2017 compared to the prior year period ended December 4, 2016. Whistler Blackcomb pass sales are adjusted to eliminate the impact of foreign currency by applying the current period exchange rates to the prior period. This year, we have continued to drive significant growth in our destination markets which represent approximately 60% of our increase in pass units. We continue to see strength across all geographies, with particularly strong performance in Northern California, the Pacific Northwest and the Northeast and continued solid growth in Colorado and British Columbia. We also saw strong growth across our international markets, with particular strength in Australia, the United Kingdom, Brazil and Asia. It’s clear that the addition of Whistler Blackcomb and Stowe have further strengthened our network and the appeal of our season pass to destination guests in North America and around the world, while our more sophisticated and more targeted marketing efforts have been critical to driving the success of this program. We expect our total season pass holders this year will exceed 740,000 (including Whistler Blackcomb products and Epic Australia passes), representing an incredible group of highly loyal and passionate guests and the most successful pass program in the worldwide ski industry.”
Katz continued, “Overall, lodging bookings for the season ahead are trending slightly ahead of last year at our North American resorts. Based on historical averages, less than 50% of the bookings for the winter season have been made by this time. Our early season results have been mixed across the network. Whistler Blackcomb and Stowe have had a strong start to the season with early snow and cold temperatures conducive to snowmaking. Colorado and Utah have been challenged with limited early season terrain, though all of our U.S. resorts are experiencing colder temperatures that have been more conducive to snowmaking which we expect will allow us to expand our open terrain very soon.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the first fiscal quarter ended October 31, 2017, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•
Mountain segment net revenue increased $37.4 million, or 33.7%, to $148.1 million for the three months ended October 31, 2017 as compared to the same period in the prior year, which was primarily attributable to incremental revenue from Whistler Blackcomb and strong growth at Perisher.

•
Mountain Reported EBITDA loss was $58.4 million for the three months ended October 31, 2017, which represents an incremental loss of $1.8 million, or 3.1%, as compared to the Mountain Reported EBITDA loss for same period in prior year.

Lodging Segment

•
Lodging segment net revenue (excluding payroll cost reimbursements) increased $4.5 million, or 6.9%, to $68.8 million for the three months ended October 31, 2017 as compared to the same period in the prior year.

•	Lodging Reported EBITDA was $4.4 million for the three months ended October 31, 2017, which represents an increase of $1.0 million, or 31.1%, as compared to the same period in the prior year.
Resort - Combination of Mountain and Lodging Segments

•
Resort net revenue increased $42.0 million, or 23.6%, to $220.2 million for the three months ended October 31, 2017 as compared to the same period in the prior year, which was primarily attributable to incremental revenue from Whistler Blackcomb and strong growth at Perisher.

•
Resort Reported EBITDA loss was $54.1 million for the three months ended October 31, 2017, which includes $0.7 million of acquisition and integration related expenses attributable to the acquisitions of Whistler Blackcomb and Stowe and approximately $1.9 million of payroll taxes related to the CEO’s exercise of expiring SARs. This compares to a Resort Reported EBITDA loss of $53.3 million in the same period in the prior year, which included $2.8 million of acquisition and integration related expenses attributable to the acquisition of Whistler Blackcomb.

Total Performance

•
Total net revenue increased $42.6 million, or 23.9%, to $220.9 million for the three months ended October 31, 2017 as compared to the same period in the prior year, which was primarily attributable to incremental revenue from Whistler Blackcomb and strong growth at Perisher.

•
Net loss attributable to Vail Resorts, Inc. was $28.4 million, or a loss of $0.71 per diluted share, for the first quarter of fiscal 2018 compared to a net loss attributable to Vail Resorts, Inc. of $62.6 million, or a loss of $1.70 per diluted share, in the first quarter of the prior year. Net loss for the first quarter of fiscal 2018 included a tax benefit of approximately $51.8 million (or $1.29 earnings per diluted share) related to employee exercises of equity awards (primarily related to the CEO’s exercise of expiring SARs) which, beginning August 1, 2017, is recorded in net income (loss) as a result of the adoption of revised accounting guidance related to employee stock compensation.

Return of Capital
The Company declared a quarterly cash dividend of $1.053 per share of Vail Resorts common stock that will be payable on January 10, 2018 to shareholders of record on December 27, 2017. Additionally, a Canadian dollar equivalent dividend on the exchangeable shares of Whistler Blackcomb Holdings Inc. will be payable on January 10, 2018 to shareholders of record on December 27, 2017. The exchangeable shares were issued to certain Canadian persons in connection with our acquisition of Whistler Blackcomb Holdings Inc.

Capital Improvements
Commenting on the Company’s new improvements for the 2017/2018 winter season, Katz said, “We are thrilled to welcome guests to all of our resorts as the 2017/2018 ski season kicks off. Our integration efforts at Whistler Blackcomb are largely complete, and we are excited to now offer an enhanced experience for local, regional and destination guests at North America’s largest resort. This year marks the first time in our history that we had lift upgrades at all four Colorado resorts, with significant increases to capacity. At Vail Mountain, we have improved lift capacity at one of the resort's busiest chairlifts by upgrading the Northwoods high-speed four-person chair (#11) to a new high-speed six-person chairlift. At Breckenridge, we upgraded the Peak 10 Falcon Chair from a four-person high-speed chair to a six-person high-speed chair, allowing more guests to experience some of the best intermediate and advanced terrain on the mountain. At Keystone, we invested significant capital to enhance the experience at this outstanding family focused resort. We upgraded the four-person Montezuma chair to a six-person high-speed chair to improve circulation on the front side of the mountain, and have renovated and significantly expanded mountain dining capacity at Labonte's restaurant by adding 150 indoor seats at the fourth most visited resort in the U.S. At Beaver Creek, we upgraded the fixed grip two-person Drink of Water chair (#5) to a four-person high-speed chair, increasing the capacity for important beginner and intermediate terrain. Including these most recent projects we have invested over $115 million in discretionary projects at our Colorado resorts over the past five years, including 12 new or upgraded lifts, the addition or renovation of four food and beverage locations, significant terrain expansions and extensive additional investments including enhanced and efficient snowmaking.”
Regarding calendar year 2018 capital expenditures, Katz said, "We remain committed to reinvesting in our resorts, creating an experience of a lifetime for our guests and generating strong returns for our shareholders. While we will announce our complete capital plan for calendar year 2018 in March 2018, we are pleased to announce several signature investments that we intend to construct in 2018 for the 2018/2019 ski season.”
Katz continued, “We are very excited to announce a transformational investment at Whistler Blackcomb to further enhance the most visited mountain resort in North America and refocus the spirit of the previously announced Renaissance project back to the guest experience on the mountain. We plan to make a discretionary investment of approximately $42 million (C$53 million)

at Whistler Blackcomb, as part of an approximate $52 million (C$66 million) total capital plan at the resort, the largest annual capital investment in the resort’s history. We believe this plan will dramatically improve the on-mountain experience for our guests with enhanced lift capacity, improved circulation and a significantly elevated experience for skiers, riders and sightseeing guests. The centerpiece of this investment will be a new gondola running from the base to the top of Blackcomb Mountain, replacing the Wizard and Solar four person chairs with a single state-of-the-art gondola, providing an experience protected from the elements, an expected 47% increase in uphill capacity and a mid-station to allow guests to access and circulate around Blackcomb Mountain. We also plan to upgrade the four-person Emerald express chairlift to a high speed six-person chairlift, providing increased capacity and reduced lift line wait times for important beginner and intermediate terrain on Whistler Mountain. Finally, we expect to upgrade the three-person fixed grip Catskinner chairlift to a four-person high speed lift with an improved lift alignment to provide increased capacity, better access and improved circulation to critical teaching terrain and terrain parks at the top of Blackcomb Mountain. Together, these investments are expected to result in an approximate 43% increase in lift capacity relative to the existing lifts that will be replaced. We believe these transformational, mountain-focused investments are the most significant improvements we can undertake to support Whistler Blackcomb’s long-term growth and our commitment to pursue the most impactful projects to enhance the guest experience. We expect these discretionary investments will drive additional Resort Reported EBITDA of C$9 million to C$10 million for the 2018/2019 ski season, incremental to the resort’s typical expected organic growth. Following this one-time signature investment, we will continue to include Whistler Blackcomb in our normal annual capital improvement plan. While we remain intrigued by the water park that was previously proposed as part of the Renaissance project, we intend to keep our focus on core mountain improvements and will defer consideration of a water park to our longer-term planning for the resort.
“At Park City, we will continue our transformational investments with a focus on enhancing the family, food and service experience for our guests from around the world. In the Canyons area of Park City, we plan to upgrade the fixed grip High Meadow chair to a four person high speed lift, improve grading and expand snowmaking to create a world-class beginner and family learning zone. We also plan to make two significant investments in the dining experience at Park City. We will expand Cloud Dine, a unique modern mountain dining experience overlooking the resort, with 200 additional seats and will be renovating and upgrading the Park City Mid-Mountain Lodge to create a signature dining experience that will bring fine-dine quality cuisine to what we expect will be one of the premier fast-casual, on-mountain restaurants in the industry. Each of these projects reinforces our commitment to Park City’s position as the best resort for families and culinary experiences and continues to build on the significant improvements we’ve made at Park City over the last four years, including the Quicksilver Gondola, the new Miner’s Camp restaurant, the expanded and upgraded Red Pine Lodge and the renovated Summit House restaurant.
“At Heavenly, we plan to replace the Galaxy two-person chairlift with a three-person chairlift to increase capacity and allow us to re-open 400 acres of high quality intermediate terrain. At Perisher, we plan to upgrade the Leichhardt T-bar to a four-

person chairlift and a significant upgrade to snowmaking, enabling better beginner access and a reduction of crowding and wait times, as well as the addition of new terrain. All of our resort projects are subject to regulatory approval.
“We also plan to continue to invest in enhanced enterprise wide technology improvements that support our increased scale, improve the guest experience and continue to build our data-based marketing efforts.
“We expect our capital plan for calendar 2018 will total approximately $150 million excluding the integration of Stowe and summer investments. With the signature one-time discretionary investment at Whistler Blackcomb of approximately US$42 million, we have reduced our spending elsewhere in the network to accommodate the projects and expect to return to our long-term capital guidance in calendar 2019, which, without any new acquisitions or summer investments, would be approximately $131 million. We will be providing further detail on our calendar year 2018 capital plan, including expected Stowe integration and summer investments, in March 2018."

Outlook
Commenting on fiscal 2018 guidance, Katz continued, "Given our first quarter results and the indicators we are seeing for the upcoming season, we remain confident in our outlook for fiscal 2018, which remains predicated on a stable economic environment and normal weather conditions for the key parts of the ski season at our resorts. The ski season has just begun at our North American resorts, with our primary earnings period still in front of us. While we are reiterating our fiscal 2018 core operating performance expectations included in our September earnings release, we are updating our fiscal 2018 guidance to reflect a few non-core adjustments, including: (i) approximately $1.9 million of lower Resort Reported EBITDA in the first fiscal quarter results associated with payroll tax expense related to the CEO’s exercise of expiring SARs; (ii) approximately $40 million of incremental tax benefit recognized during the first fiscal quarter 2018 primarily related to the CEO’s exercise of expiring SARs, (iii) $4.0 million in lower Resort Reported EBITDA and $1.0 million of reduced depreciation and amortization expense to reflect a decline in the Canadian Dollar from $0.81 to $0.79 and a decline in the Australian Dollar from $0.80 to $0.76, assuming that foreign exchange rates remain at current levels for the remainder of fiscal 2018 and (iv) the first fiscal quarter loss of $7.3 million on intercompany notes related to foreign exchange movements. We now expect fiscal 2018 Resort Reported EBITDA to be between $646 million and $676 million and net income attributable to Vail Resorts to be between $264 million and $300 million. Our guidance does not include any benefit to our U.S. taxes from potential legislative changes being discussed to the U.S. tax code."

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2018, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2018.

	Fiscal 2018 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2018 (6)
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$617,000	$645,000
Lodging Reported EBITDA (2)	26,000	34,000
Resort Reported EBITDA (3)	646,000	676,000
Real Estate Reported EBITDA	(8,000)	(2,000)
Total Reported EBITDA	638,000	674,000
Depreciation and amortization	(199,000)	(193,000)
Interest expense, net	(60,000)	(56,000)
Other (4)	(15,600)	(12,600)
Income before provision for income taxes	363,400	412,400
Provision for income taxes (5)	(77,400)	(94,400)
Net income	$286,000	$318,000
Net income attributable to noncontrolling interests	(22,000)	(18,000)
Net income attributable to Vail Resorts, Inc.	$264,000	$300,000

(1) Mountain Reported EBITDA includes approximately $16 million of stock-based compensation.
(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(4) Our guidance includes certain known changes in the fair value of contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward-looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(5) As a result of the adoption of revised accounting guidance related to employee stock compensation during the first quarter of 2018, the provision for income taxes may change materially based on our closing stock price at the time stock compensation awards vest or are exercised.  Based on our current stock price, a significant portion of our outstanding awards are significantly in-the-money and, to the extent exercised, could reduce our provision for income taxes, which is not reflected in our Fiscal 2018 guidance.

(6) Guidance estimates are predicated on an exchange rate of $0.79 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.76 between the Australian Dollar and U.S. Dollar, related to the operations of Perisher in Australia.

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 289-0438 (U.S. and Canada) or (323) 794-2423 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through December 21, 2017, at 12:30 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 8686839. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company's subsidiaries operate eleven world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Stowe in Vermont; Perisher in New South Wales, Australia; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota and Mt. Brighton in Michigan. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our fiscal 2018 performance, including our expected Resort Reported EBITDA; Resort EBITDA margin; Real Estate Reported EBITDA; Net Real Estate Cash Flow and net income attributable to Vail Resorts, Inc.; our expected calendar year 2018 capital expenditures at certain resorts and the expected incremental Resort Reported EBITDA we anticipate deriving from the Whistler Blackcomb investments; the payment of dividends; and the expected final total season pass holders. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or the impact of natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses or that acquired businesses may fail to perform in accordance with expectations, including Whistler Blackcomb and Stowe or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates, particularly the Canadian dollar and Australian dollar; changes in accounting estimates and judgments, accounting principles, policies or guidelines or adverse determinations by taxing authorities; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2017, which was filed on September 28, 2017.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries.

The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2017	2016 (1)
Net revenue:
Mountain and Lodging services and other	$143,348	$114,686
Mountain and Lodging retail and dining	76,866	63,483
Resort net revenue	220,214	178,169
Real Estate	636	96
Total net revenue	220,850	178,265
Segment operating expense:
Mountain and Lodging operating expense	181,276	152,645
Mountain and Lodging retail and dining cost of products sold	35,679	28,940
General and administrative	57,863	50,748
Resort operating expense	274,818	232,333
Real Estate	1,691	1,485
Total segment operating expense	276,509	233,818
Other operating (expense) income:
Depreciation and amortization	(48,624)	(40,581)
Gain on sale of real property	—	6,466
Change in estimated fair value of contingent consideration	—	(300)
Gain (loss) on disposal of fixed assets, net	567	(550)
Loss from operations	(103,716)	(90,518)
Mountain equity investment income, net	522	832
Investment income and other, net	383	4,523
Foreign currency loss on intercompany loans	(7,346)	—
Interest expense, net	(15,174)	(11,964)
Loss before benefit from income taxes	(125,331)	(97,127)
Benefit from income taxes	93,404	33,509
Net loss	(31,927)	(63,618)
Net loss attributable to noncontrolling interests	3,542	1,031
Net loss attributable to Vail Resorts, Inc.	$(28,385)	$(62,587)
Per share amounts:
Basic loss per share attributable to Vail Resorts, Inc.	$(0.71)	$(1.70)
Diluted net loss per share attributable to Vail Resorts, Inc.	$(0.71)	$(1.70)
Cash dividends declared per share	$1.053	$0.81
Weighted average shares outstanding:
Basic	40,211	36,834
Diluted	40,211	36,834

(1) The Consolidated Condensed Statement of Operations for the three months ended October 31, 2016 has been revised to separately disclose revenues and costs from retail and dining operations, as well as general and administrative costs. Retail and dining revenues were previously included within Mountain and Lodging revenues, and the related costs were previously included in Mountain and Lodging operating costs. Management considers the change in presentation of our Consolidated Condensed Statement of Operations to be immaterial. There is no change to previously reported total net revenue, operating expense, income (loss) from operations, net income (loss) attributable to Vail Resorts, Inc., per share amounts or segment results.

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
Other Data:
Mountain Reported EBITDA	$(58,437)	$(56,654)
Lodging Reported EBITDA	4,355	3,322
Resort Reported EBITDA	(54,082)	(53,332)
Real Estate Reported EBITDA	(1,055)	5,077
Total Reported EBITDA	$(55,137)	$(48,255)
Mountain stock-based compensation	$3,762	$3,856
Lodging stock-based compensation	791	789
Resort stock-based compensation	4,553	4,645
Real Estate stock-based compensation	(32)	(68)
Total stock-based compensation	$4,521	$4,577

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price (“ETP”))
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2017	2016	(Decrease)
Net Mountain revenue:
Lift	$25,468	$21,426	18.9%
Ski school	4,438	3,851	15.2%
Dining	18,302	13,368	36.9%
Retail/rental	45,407	36,479	24.5%
Other	54,510	35,643	52.9%
Total Mountain net revenue	148,125	110,767	33.7%
Mountain operating expense:
Labor and labor-related benefits	73,656	57,682	27.7%
Retail cost of sales	22,941	18,404	24.7%
General and administrative	49,324	41,984	17.5%
Other	61,163	50,183	21.9%
Total Mountain operating expense	207,084	168,253	23.1%
Mountain equity investment income, net	522	832	(37.3)%
Mountain Reported EBITDA	$(58,437)	$(56,654)	(3.1)%

Total skier visits	498	429	16.1%
ETP	$51.14	$49.94	2.4%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2017	2016	(Decrease)
Lodging net revenue:
Owned hotel rooms	$19,635	$18,063	8.7%
Managed condominium rooms	10,171	8,521	19.4%
Dining	15,880	15,337	3.5%
Transportation	2,553	2,473	3.2%
Golf	8,426	8,513	(1.0)%
Other	12,115	11,418	6.1%
	68,780	64,325	6.9%
Payroll cost reimbursements	3,309	3,077	7.5%
Total Lodging net revenue	72,089	67,402	7.0%
Lodging operating expense:
Labor and labor-related benefits	32,092	29,877	7.4%
General and administrative	8,539	8,764	(2.6)%
Other	23,794	22,362	6.4%
	64,425	61,003	5.6%
Reimbursed payroll costs	3,309	3,077	7.5%
Total Lodging operating expense	67,734	64,080	5.7%
Lodging Reported EBITDA	$4,355	$3,322	31.1%

Owned hotel statistics:
ADR	$228.10	$214.83	6.2%
RevPAR	$163.23	$144.12	13.3%
Managed condominium statistics:
ADR	$190.61	$196.78	(3.1)%
RevPAR	$53.72	$47.95	12.0%
Owned hotel and managed condominium statistics (combined):
ADR	$210.49	$207.34	1.5%
RevPAR	$87.38	$80.53	8.5%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2017	2016
Real estate held for sale and investment	$102,697	$116,852
Total Vail Resorts, Inc. stockholders’ equity	1,401,405	1,338,317
Long-term debt, net	1,262,325	1,371,779
Long-term debt due within one year	38,422	38,374
Total debt	1,300,747	1,410,153
Less: cash and cash equivalents	140,397	106,751
Net debt	$1,160,350	$1,303,402

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of Reported EBITDA to net loss attributable to Vail Resorts, Inc. for the three months ended October 31, 2017 and 2016.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2017	2016
Mountain Reported EBITDA	$(58,437)	$(56,654)
Lodging Reported EBITDA	4,355	3,322
Resort Reported EBITDA*	(54,082)	(53,332)
Real Estate Reported EBITDA	(1,055)	5,077
Total Reported EBITDA	(55,137)	(48,255)
Depreciation and amortization	(48,624)	(40,581)
Gain (loss) on disposal of fixed assets, net	567	(550)
Change in estimated fair value of contingent consideration	—	(300)
Investment income and other, net	383	4,523
Foreign currency loss on intercompany loans	(7,346)	—
Interest expense, net	(15,174)	(11,964)
Loss before benefit from income taxes	(125,331)	(97,127)
Benefit from income taxes	93,404	33,509
Net loss	(31,927)	(63,618)
Net loss attributable to noncontrolling interests	3,542	1,031
Net loss attributable to Vail Resorts, Inc.	$(28,385)	$(62,587)

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended October 31, 2017.

(In thousands) (Unaudited)
Twelve Months Ended October 31,
2017
Mountain Reported EBITDA	$564,555
Lodging Reported EBITDA	28,120
Resort Reported EBITDA*	592,675
Real Estate Reported EBITDA	(6,531)
Total Reported EBITDA	586,144
Depreciation and amortization	(197,200)
Loss on disposal of fixed assets and other, net	(5,313)
Change in estimated fair value of contingent consideration	(16,000)
Investment income and other, net	1,974
Foreign currency gain on intercompany loans	7,938
Interest expense, net	(57,298)
Income before provision for income taxes	320,245
Provision for income taxes	(56,836)
Net income	263,409
Net income attributable to noncontrolling interests	(18,654)
Net income attributable to Vail Resorts, Inc.	$244,755

* Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt, net and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2017.

	In thousands) (Unaudited) (As of October 31, 2017)
Long-term debt, net	$1,262,325
Long-term debt due within one year	38,422
Total debt	1,300,747
Less: cash and cash equivalents	140,397
Net debt	$1,160,350
Net debt to Total Reported EBITDA	2.0	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three months ended October 31, 2017 and 2016.

	(In thousands) (Unaudited) Three Months Ended October 31,
	2017	2016
Real Estate Reported EBITDA	$(1,055)	$5,077
Non-cash Real Estate cost of sales	479	—
Non-cash Real Estate stock-based compensation	(32)	(68)
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(110)	1,581
Net Real Estate Cash Flow	$(718)	$6,590

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2018 guidance.

(In thousands) (Unaudited) Fiscal 2018 Guidance (2)
Resort net revenue (1)	$2,081,000
Resort Reported EBITDA (1)	$661,000
Resort EBITDA margin	31.8%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of Guidance